Exhibit 99.1

Verso Appoints Mark Dunaway to Board of Directors

ATLANTA — (June 6, 2005) — Verso Technologies, Inc. (Nasdaq: VRSO), a leading provider of packet-based solutions, today announced that Mark Dunaway has joined its board of directors.

Mr. Dunaway serves as the Chief Executive Officer and Chairman of Composite Materials Technology, based in Atlanta, Georgia. Most of his career has been in the telecommunications sector, including 25 years in the wireless sector.

In the last 20 years, Mr. Dunaway was a founder of Preferred Networks, a wireless network and service company. Preferred Networks was taken public in 1996. Mr. Dunaway resigned in 2001. Subsequently, he co-founded and served as Chief Executive Officer of a paging and cellular company; both achieved over $100 million in annual sales. Both companies were sold to Bell Atlantic Corporation (now Verizon). Subsequently, Mr. Dunaway served as President of British Telecom’s pager subsidiary in North America where he was actively involved in several domestic acquisitions. Mr. Dunaway left to found the Beeper Company, a national paging company which was later sold to Arch Communications. He also co-founded Friend Technologies, a telecom services company, which was sold. Mr. Dunaway served as a partner and co-founder of Criterion Partners., LLC, a private equity investment firm based in Atlanta, Georgia.

Mr. Dunaway served as a board member for several public companies including Dial Page, Preferred Networks and Cypress Communications.

Mr. Dunaway is filling the vacancy left by Steve Raville, who resigned from the Verso board on May 31, 2005, due to a new business venture which required Mr. Raville to resign from any public boards.

“I would like to personally thank Steve Raville for his time and effort at Verso,” commented Steve Odom, Verso’s Chairman and Chief Executive Officer. “We are saddened to see Steve leave the Verso board, but understand that this situation was unavoidable and wish him the best of luck. On another note, we are please to welcome Mark Dunaway, as he brings tremendous telecommunications experience to our board. He was highly recommended by one of our independent board members based on his strong entrepreneurial skills as well as management experience and knowledge of our industry. We look forward to working with him.”

About Verso Technologies
 Verso is a leading provider of next generation communication solutions for service providers that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 120 countries. For more information, contact Verso at www.verso.com or call 678.589.3500.

Investor Contact:
Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
678.589.3579
Monish.Bahl@verso.com